Exhibit 99.2

Report of Independent Registered Public Accounting Firm

Board of Directors and Shareholders
Capital Southwest Corporation and Subsidiaries

Our audit of the consolidated financial statements referred to in our report dated May 26, 2021, appearing in Capital Southwest Corporation’s annual report on Form 10-K also included an audit of the senior securities table of Capital Southwest Corporation and Subsidiaries (collectively, the Company) as of March 31, 2021, 2020, 2019 and 2018, included in Part II, Item 5 of the Company’s annual report on Form 10-K for the year ended March 31, 2021. This table is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit of the consolidated financial statements.

In our opinion, the senior securities table, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ RSM US LLP

Chicago, Illinois
May 26, 2021